Exhibit 10.5

AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT

This AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT (the “Agreement”), made as of this 13th day of July 2015, is entered into by NantKwest, Inc., Delaware corporation (the “Company”), and Patrick Soon-Shiong, M.D., an individual resident of California (“Executive”). The Agreement amends and restates the Executive Employment Agreement entered into by and between the Company and Executive on May 22, 2015.

WHEREAS, the Company desires to employ Executive, and Executive hereby agrees to be so employed by the Company, subject to the terms and conditions of this Agreement; and

In consideration of the mutual covenants and promises contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties to this Agreement, the parties agree as follows:

1. Employment/Duties. During the Employment Period (as defined below), Executive shall serve as Chief Executive Officer of the Company and shall have all the duties, responsibilities and authority commensurate with such position and such additional duties as may be determined by the Company’s Board of Directors (the “Board of Directors”). Executive shall report to, and be subject to the general supervision of, the Board of Directors, consistent with the terms of this Agreement.

During the Employment Period, Executive shall be permitted to engage in other activities, including (A) serving on the boards of directors of non-profit organizations and other for-profit companies, (B) participating in charitable, civic, educational, professional, community or industry affairs, (C) participating, directly or indirectly, either alone or through Affiliates (as defined below) in other for-profit enterprises involved in the same or related industry as the Company and (D) managing Executive’s passive personal investments (collectively, the “Outside Activities”) so long as the Outside Activities are disclosed to the Compensation Committee of the Board of Directors (the “Compensation Committee”) and do not, in the aggregate materially interfere or conflict with Executive’s duties hereunder or create a business or fiduciary conflict, as reasonably determined in good faith by the Compensation Committee. For the avoidance of doubt, the Outside Activities relating to for-profit enterprises involved in the same or related industry as the Company currently include those activities set forth on Schedule A (as amended from time to time by the parties) attached hereto (and all of such Outside Activities are hereby approved by the Compensation Committee and the Company). If the Compensation Committee determines that Executive’s activities materially interfere or conflict as provided above, the Compensation Committee shall notify Executive in writing of such determination and the basis thereof (and the Compensation Committee and Executive shall meet to discuss in good faith the resolution thereof), and Executive, subject to fiduciary obligations, shall promptly take steps to address the Compensation Committee’s concern as mutually agreed in good faith between Executive and the Compensation Committee. In furtherance of the foregoing, Executive agrees to meet with the Compensation Committee at the Compensation Committee’s request to discuss Executive’s Outside Activities and any additional activities that Executive (or his Affiliates) have undertaken since the last meeting between Executive and the Compensation Committee or that Executive (or his Affiliates) contemplate undertaking or have taken active steps to begin undertaking. Executive agrees to abide by the rules, regulations, personnel practices and policies of the Company, as adopted and amended from time to time by the Company, provided, that such rules, regulations, practices and policies are not inconsistent with the terms and conditions of this Agreement and have been disclosed in advance to Executive.

Further, during the Employment Period, so long as the Company’s common stock is not publicly traded, and so long as Executive remains a significant shareholder of the Company he shall be elected to the Board of Directors, and Executive shall serve as Chairman of the Board of Directors (and, if he so elects, shall be a member of all other boards of directors of subsidiaries of the Company) and, if the common stock of the Company becomes publicly traded, subject to the requirements of applicable law (including, without limitation, any rules or regulations of any exchange on which the common stock of the Company is listed, if applicable), the Company shall cause the nominating and corporate governance committee of the Board of Directors to propose to the shareholders of the Company at each annual meeting occurring during the Employment Period at which Executive is subject to election or re-election, as applicable, the election or re-election, as applicable, of Executive as a member of the Board of Directors and Executive shall so serve if elected or re-elected; provided, however, that if the Company terminates Executive’s employment with the Company for Cause, Executive’s membership on the Board of Directors shall also terminate, unless otherwise agreed in writing by the Company and Executive.

2. Effective Date; Period of Employment. Executive’s employment with the Company commenced effective March 24, 2015 (the “Effective Date”), and Executive’s employment under this Agreement shall be effective as of the Effective Date, subject to execution of this Agreement. Executive’s employment shall continue until terminated in accordance with the provisions of Section 4 (such period of employment, the “Employment Period”), subject to Section 9.13.

3. Compensation.

3.1. Base Compensation. During the Employment Period, and in light of Executive’s significant shareholding in the Company, Executive shall be paid a base salary of One Dollar ($1) per year in connection with his services to the Company.

3.2. Equity Compensation.

(a) On March 24, 2015 (the “Grant Date”), in consideration of Executive’s appointment as Chief Executive Officer, the Board of Directors granted Executive a non-qualified stock option (the “Option”) to purchase 1,000,000 shares of the Company’s common stock with an exercise price equal to 110% of the fair market value of such shares as of the Grant Date (the “Option Award”). The Option Award vests in equal monthly installments over a period of four (4) years from the Grant Date. The terms and conditions of the Option Award are as set forth in an award agreement delivered to Executive, which award agreement provides that (x) upon any termination of Executive’s employment by the Company (other than a termination by the Company without Cause or by Executive for Good Reason), all unvested Options pursuant to the Option Award shall be forfeited and (y) upon the consummation of a Change in

Control (as defined below), all unvested Options subject to the Option Award will become immediately vested.

(b) On the Grant Date, in consideration of Executive’s appointment as Chief Executive Officer, the Board of Directors awarded Executive a warrant (the “Warrant”) to purchase up to 9,500,000 shares of the Company’s common stock (the “Warrant Shares”). The Warrant has a term of four (4) years and is exercisable for up to all of the Warrant Shares upon the Company’s achievement of certain milestones, as set forth in the Warrant Agreement entered into by the Company and Executive effective March 24, 2015.

(c) Upon the closing date of the Company’s initial public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended (the “IPO Effective Date”), the following equity awards shall be granted to the Executive pursuant to the Company’s 2015 Equity Incentive Plan (the “2015 Plan”): (i) a stock option to purchase 900,000 shares of common stock of the Company (the “IPO Options”) with an exercise price equal to the fair market value of the Company’s common stock on the date of grant; and (ii) a grant of 600,000 restricted stock units representing the right to receive one share of the Company’s common stock for each restricted stock unit that becomes vested (the “IPO RSUs” and together the with IPO Options, the “IPO Equity Awards”). The award agreement evidencing the grant of the IPO Equity Awards shall provide that they vest 50% upon grant, and 50% upon the first anniversary of the IPO Effective Date, conditioned on the continued employment of Executive as of the IPO Effective Date. The terms and conditions of the IPO Equity Awards are as set forth in an award agreement delivered to Executive, which award agreement provides that (x) upon any termination of Executive’s employment by the Company (other than a termination by the Company without Cause or by Executive for Good Reason), all unvested IPO Equity Awards pursuant to the award agreement shall be forfeited and (y) upon the consummation of a Change in Control (as defined below), all unvested IPO Equity Awards subject to the award agreement will become immediately vested.

3.3. Benefits and Perquisites. During the Employment Period, Executive shall be entitled to elect to participate in all benefit programs that the Company makes available to its senior executives (to the extent consistent with their respective terms and conditions), and for so long as he remains employed, Executive shall remain eligible, consistent with past practices and any applicable eligibility conditions, for all perquisites and other benefits the Company provides to its senior executives from time to time.

3.4. Reimbursement of Expenses. The Company shall reimburse Executive for all reasonable travel, entertainment and other expenses incurred or paid by Executive in connection with, or related to, the performance of Executive’s duties, responsibilities or services on behalf of the Company under this Agreement, in accordance with policies and procedures, and subject to reasonable limitations, adopted by the Company from time to time; provided that Executive shall be entitled to business class airfare on domestic flights exceeding three (3) hours and first class airfare on all foreign flights.

3.5. Withholding. All amounts payable to Executive during the Employment Period shall be subject to applicable required deductions for state and federal withholding tax, social security and all other employment taxes and payroll deductions.

3.6. Indemnification and D&O Insurance. The Company shall indemnify and hold Executive harmless during his employment or service as a member of the Board of Directors (or both) to the maximum extent and provided under and subject to the terms of the Company’s charter and by-laws (as in effect as of the Effective Date, subject to any improvements in coverage) and applicable law. During the Employment Period, and for a term of six years thereafter, the Company shall purchase and maintain, at its own expense, directors and officers liability insurance providing coverage for Executive in the same amount as for members of the Board of Directors in respect of acts and omissions of Executive in his capacity as such or as a director of the Company and occurring during Executive’s employment or service as a member of the Board of Directors (or both).

4. Termination of Employment Period. The employment of Executive by the Company pursuant to this Agreement shall terminate upon the occurrence of any of the following:

4.1. By the Company for Cause. At the election of the Company, for Cause, provided that prior to a termination of Executive’s employment pursuant to subsection (iii), below, Executive shall have thirty (30) days to cure in all material respects such Cause event(s) following Executive’s receipt of written notice by the Company, which notice shall specifically identify the Cause upon which the termination is based and after Executive has been given such notice. For the purposes of this Agreement, “Cause” means (i) Executive’s conviction of, or plea of guilty or nolo contendere to, a felony or a crime involving moral turpitude, (ii) Executive’s commission of any crime involving fraud or material dishonesty in connection with Executive’s employment by the Company, (iii) Executive’s willful and repeated failure to substantially perform his duties to the Company or material breach of this Agreement, including Executive’s continued participation in any Outside Activities after the Compensation Committee has notified Executive that such Outside Activities materially interfere or conflict with Executive’s duties hereunder. No act or failure to act shall be deemed “willful” for the purposes of this Agreement unless done, or failed to be done, by Executive intentionally and in bad faith. Any termination for Cause shall be effected by a resolution of the majority of the disinterested members of the Board of Directors other than Executive (or members of the Board of Directors appointed by Executive or an Affiliate (as defined below) of Executive) (the “Disinterested Board”). Prior to terminating Executive’s employment for Cause, the Disinterested Board shall deliver to Executive, within ten (10) days after the occurrence of the act(s), omission(s), event(s) and/or circumstance(s) purportedly constituting Cause hereunder, a written notice setting forth in sufficient detail the act(s), omission(s), event(s) and/or circumstance(s) the Disinterested Board believes in good faith constitute Cause to terminate Executive’s employment. In the event the Disinterested Board delivers to Executive the notice described in the preceding sentence, Executive shall be afforded an opportunity to meet with the Disinterested Board with counsel of Executive’s choosing, upon reasonable notice under the circumstances, and explain and defend any act(s), omission(s), event(s) and/or circumstances alleged by the Disinterested Board in the written notice delivered to Executive to constitute grounds for a termination for Cause. If Executive has, and utilizes, such opportunity to be heard, the Disinterested Board shall promptly reaffirm that grounds for a termination for Cause exist or reinstate Executive to his position hereunder.

4.2. Death or Disability. Upon the death of Executive or written notice by the Company to Executive of termination of Executive for Disability (as defined below) given while Executive remains Disabled. For purposes of this Section 4.2, “Disability” means (i) Executive has been incapacitated by mental or physical injury or illness so as to be prevented thereby from engaging in the performance of Executive’s duties to the Company and (ii) such incapacity has continued for a period of one hundred twenty (120) consecutive days.

4.3. By the Company Not For Cause. At the election of the Company for reasons other than Cause, upon not less than sixty (60) days’ prior written notice of termination.

4.4. By Executive. At the election of Executive with or without Good Reason. In the event of a termination without Good Reason, Executive shall provide not less than sixty (60) days’ prior written notice of resignation. Executive’s voluntary termination shall be deemed for purposes hereof to have occurred for Good Reason only if (i) Executive provides written notice to the Company prior to resignation and within thirty (30) days following the first occurrence of circumstances giving rise to Good Reason, (ii) the Company fails to correct the circumstances giving rise to Good Reason prior to resignation and within thirty (30) days following receipt of such notice and (iii) Executive resigns within thirty (30) following such thirty (30) day period described in (ii). For purposes of this Agreement, “Good Reason” means, without Executive’s express written consent, the occurrence of any of the following circumstances: (i) there is a material diminution in Executive’s authority, duties or responsibilities; (ii) any adverse change in Executive’s direct reporting relationship to the Board of Directors; or (iii) any material breach by the Company of this Agreement.

5. Effect of Termination; Certain Defined Terms.

5.1. Payments and Benefits upon Termination.

(a) In the event Executive’s employment is terminated for any reason, the Company shall pay to Executive (or his designated representative or estate) the “Accrued Benefits,” which shall mean: (i) any unreimbursed expenses incurred through the last day of Executive’s actual employment by the Company and reimbursable under Section 3.4; and (ii) all other payments, benefits or fringe benefits to which Executive is entitled under the terms of any applicable compensation arrangement or benefit, equity or fringe benefit plan or program or grant or this Agreement.

(b) In the event Executive’s employment is terminated by the Company without Cause or by Executive for Good Reason, then, in addition to payment of the Accrued Benefits above, (i) the vesting of all stock options and other equity awards granted to Executive, including the Option Award, shall fully accelerate so that all unvested stock options and equity awards shall be fully vested on the termination date and (ii) all Warrants Shares shall be fully exercisable, notwithstanding any time-based or milestone-based conditions or restrictions.

5.2. Certain Defined Terms.

(a) For purposes of this Agreement, “Change of Control” shall mean (A) any acquisition of the Company by a Person (as defined below) not an Affiliate (as defined below) of the Company or of Executive, by means of merger or other form of corporate reorganization in which the outstanding ownership interests of the Company are exchanged for securities or other consideration issued, or caused to be issued, by the acquiring Person and in which the holders of the Company’s ownership interests hold less than fifty percent (50%) of the acquiring or surviving Person (other than a mere reincorporation transaction), (B) the closing of the transfer from existing Company stockholders, in one transaction or a series of related transactions, to a Person or group of affiliated Persons not an Affiliate of the Company or of Executive or his Affiliates, of the Company’s securities if, after such closing, such Person or group of affiliated Persons would hold more than fifty percent (50%) of the outstanding voting securities of the Company, (C) a sale of all or substantially all of the assets of the Company to a Person not an Affiliate of the Company or of Executive or his Affiliates or (D) individuals who, as of the Effective Date, constitute the Board of Directors (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board of Directors; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least of majority of the directors then comprising the Incumbent Board shall be considered as though such individual was a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of the office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors of other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board of Directors; provided, however, that a “Change of Control” shall not include an initial public offering of the Company’s stock or a mere recapitalization transaction.

(b) For purposes of this Agreement, an “Affiliate” means with respect to a specified Person, any Person that directly or indirectly controls, is controlled by, or is under common control with, the specified Person (as used in this definition, the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person or entity, whether through ownership of voting securities, by contract or otherwise).

(c) For purposes of this Agreement, a “Person” shall mean any individual, company, corporation, association, partnership (general or limited), joint venture, trust, estate, limited liability company or other legal entity or organization.

(d) For purposes of this Agreement, “Code” means the Internal Revenue Code of 1986, as amended.

(e) For purposes of this Agreement, “Section 409A” means Section 409A of the Code, together with the related final regulations thereunder and other guidance relating thereto.

5.2 Section 409A.

(a) Notwithstanding anything to the contrary in this Agreement, no severance pay or benefits to be paid or provided to Executive, if any, pursuant to this Agreement that, when considered together with any other severance payments or separation benefits, are considered deferred compensation under Code Section 409A, and the final regulations and any guidance promulgated thereunder (collectively, the “Deferred Payments”) will be paid or otherwise provided until Executive has a “separation from service” within the meaning of Code Section 409A.

(b) Notwithstanding anything to the contrary in this Agreement, if Executive is a “specified employee” within the meaning of Code Section 409A at the time of Executive’s termination (other than due to death), then the Deferred Payments that are payable within the first six months following Executive’s separation from service, will become payable on the first payroll date that occurs on or after the date six months and one day following the date of Executive’s separation from service. Notwithstanding anything herein to the contrary, if Executive dies following Executive’s separation from service, but prior to the six-month anniversary of the separation from service, then any payments delayed in accordance with this paragraph will be payable in a lump sum (with interest as provided for below) as soon as administratively practicable after the date of Executive’s death. Each payment and benefit payable under this Agreement is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations. Any delayed payments shall be credited with interest at a rate equal to the short term applicable federal rate then in effect until paid.

(c) Any amount paid under this Agreement that satisfies the requirements of the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations will not constitute Deferred Payments. If under this Agreement, an amount is to be paid in two or more installments, for purposes of Code Section 409A, each installment shall be treated as a separate payment.

(d) This Agreement is intended to be exempt from the requirements of Code Section 409A or compliant therewith so that none of the payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted accordingly. The Company and Executive agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to Executive under Section 409A.

6. Other Agreements. Executive represents that Executive’s performance of all the terms of this Agreement and the performance of Executive’s duties as an employee of the Company do not and will not breach any agreement with any prior employer or other party to which Executive is a party (including without limitation any nondisclosure or non- competition agreement), or violate or contravene any judgment, administrative order or other legal prohibition specifically naming Executive. Executive agrees that if Executive, during the Employment Period, becomes subject to any such agreement or prohibition, Executive shall immediately notify the Company.

7. Confidential Information. Executive has previously executed the Company’s “Confidentiality, Non-Solicitation and Assignment of Company Inventions Agreement” in the form attached hereto as Exhibit A.

8. Miscellaneous.

8.1. Notices. Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered personally, sent by facsimile or electronic transmission or sent by certified, registered or express mail, postage prepaid. Any such notice shall be deemed given when so delivered personally or sent by facsimile or electronic transmission or, if mailed, five (5) days after the date of deposit in the United States mail as follows:

If to the Company, to:

NantKwest, Inc.

2533 S. Coast Hwy 101, Suite 210

Cardiff, Ca 92078

Attention: Vice Chairman of the Board

Facsimile: (858) 633-0300

Email:

If to Executive, to:

The last address in the Company’s records

8.2. Pronouns. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular forms of nouns and pronouns shall include the plural, and vice versa.

8.3. Entire Agreement. This Agreement constitutes the entire agreement between the parties and supersedes all prior agreements and understandings, whether written or oral, relating to the subject matter of this Agreement.

8.4. Amendment. This Agreement may be amended or modified only by a written instrument executed by both the Company and Executive.

8.5. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California (without reference to the conflicts of laws provisions of the State of California).

8.6. Resolution of Disputes. Any dispute, difference or controversy arising under this Agreement shall be settled by arbitration. Any arbitration pursuant to this Section shall be held before a single neutral arbitrator selected from the roles of the American Arbitration Association pursuant to the Commercial Arbitration Rules. The arbitrator shall interpret and construe this Agreement in accordance with, and shall be bound by the laws of the State of California. Any arbitration shall take place in the County of Los Angeles in the State of California or at such other location as the parties may agree upon, according to the American Arbitration Association’s Commercial Arbitration Rules in force as of the Effective Date and thereafter adopted. The arbitrator shall make any award in accordance with and based upon all the provisions of this Agreement and judgment upon any award rendered by the arbitrator shall be entered in any court having jurisdiction thereof. The fees and disbursements of such arbitrator shall be borne equally by the parties, with each party bearing its own expenses for counsel and other out-of-pocket costs. Notwithstanding the preceding sentence, if the arbitrator determines that Executive is the prevailing party in the dispute, then the Company shall reimburse Executive for his reasonable legal or other fees and expenses incurred in such arbitration subject to and within ten (10) days after Executive’s request for reimbursement accompanied by evidence that the fees and expenses were incurred. Any reimbursement hereunder shall be paid to Executive promptly and in no event later than the end of the year next following the date the expense was incurred.

8.7. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of both parties and their respective successors and assigns, including any corporation with which, or into which, the Company may be merged or which may succeed to the Company’s assets or business, provided, however, that the obligations of Executive are personal and shall not be assigned by Executive. The Company may only assign this Agreement to any successor to all or substantially all of the business and/or assets of the Company, provided that the Company shall secure such successor’s written agreement to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company and any successor to its business and/or assets, which assumes and agrees to perform the duties and obligations of the Company under this Agreement by operation of law or otherwise.

8.8. Waivers. No delay or omission by the Company or Executive in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Company or Executive on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

8.9. No Mitigation; No Offset. In no event shall Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Executive under any of the provisions of this Agreement, nor shall the amount of any payment hereunder be reduced by any compensation earned by Executive as a result of employment by a subsequent employer.

8.10. Captions. The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.

8.11. Severability. In case any provision of this Agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

8.12. Execution; Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument. This Agreement may be executed and delivered by facsimile, email/pdf format or other electronic means and each party may fully rely upon such execution and delivery.

8.13. Survival. The provisions of Sections 3.4, 3.6 and 5 through 8 shall survive the termination of this Agreement.

8.14. 280G.

(a) In the event that any payments or benefits (within the meaning of Section 280G(b)(2) of the Code) to Executive or for Executive’s benefit, paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise in connection with, or arising out of, Executive’s employment with the Company or a Change of Control (a “Payment” or “Payments”) are deemed “parachute payments” (as that term is defined in Section 280G(b)(2) of the Code, but determined without regard to Section 280G(b)(2)(A)(ii)) (the “Parachute Payments”), would be subject to the excise tax imposed by Code Section 4999, or any interest or penalties are incurred by Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then Executive will be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by Executive of all taxes (including any interest or penalties (other than interest and penalties imposed by reason of Executive’s failure to file timely a tax return or pay taxes shown due on Executive’s return) imposed with respect to such taxes and the Excise Tax), including any Excise Tax imposed upon the Gross-Up Payment, Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

(b) Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment or any additional Gross-Up Payment. Such notification shall be given as soon as practicable, but no later than 15 business days after Executive is informed of such claim. Executive shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which Executive gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies Executive prior to the expiration of such period that the Company desires to contest such claim, Executive shall:

(i) give the Company any information reasonably requested by the Company relating to such claim,

(ii) take such action in connection with contesting such claim as the Company may reasonably request from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

(iii) cooperate with the Company in good faith in order effectively to contest such claim, and

(iv) permit the Company to participate in any proceedings relating to such claim;

provided, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest, and shall indemnify and hold Executive harmless, on an after-tax basis, for any Excise Tax, income tax, and all other applicable taxes (including interest and penalties) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 8.14(b), the Company shall control all proceedings taken in connection with such contest, and, at its sole discretion, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the applicable taxing authority in respect of such claim and may, at its sole discretion, either direct Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, that, if the Company directs Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to Executive, on an interest-free basis, and shall indemnify and hold Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties) imposed with respect to such advance or with respect to any imputed income in connection with such advance; and provided, further, that any extension of the statute of limitations relating to payment of taxes for the taxable year of Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company’s control of the contest shall be limited to issues with respect to which the Gross-Up Payment would be payable hereunder, and Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

(c) As a result of the uncertainty in the application of Sections 4999 and 280G of the Code, it is possible that a Gross-Up Payment (or a portion thereof) will be paid which should not have been paid (an “Excess Payment”).

(d) An Excess Payment shall be deemed to have occurred upon a Final Determination (as hereinafter defined) that the Excise Tax shall not be imposed upon a Payment or Payments (or portion thereof) with respect to which Executive had previously received a Gross-Up Payment. A “Final Determination” shall be deemed to have occurred when Executive has received from the applicable government taxing authority a refund of taxes or other reduction in Executive’s tax liability by reason of the Excise Payment and upon either (A) the date a determination is made by, or an agreement is entered into with, the applicable governmental taxing authority which finally and conclusively binds Executive and such taxing authority, or in the event that a claim is brought before a court of competent jurisdiction, the date upon which a final determination has been made by such court and either all appeals have been taken and finally resolved or the time for all appeals has expired or (B) the statute of limitations with respect to Executive’s applicable tax return has expired. If an Excess Payment is determined to have been made, the amount of the Excess Payment shall be promptly repaid by Executive to the Company.

(e) Notwithstanding anything contained in this Agreement to the contrary, in the event that an Excise Tax will be imposed on any Payment or Payments, the Company shall pay to the applicable government taxing authorities, as Excise Tax withholding, the amount of the Excise Tax that the Company has actually withheld from the Payment or Payments.

(f) Nothing in this Section 8.14 is intended to violate the Sarbanes-Oxley Act of 2002 and to the extent that any advance or repayment obligation hereunder would do so, such obligation shall be modified so as to make the advance a nonrefundable payment to Executive and the repayment obligation null and void.

(g) Any Gross-Up Payment payable hereunder shall be made to Executive no later than the end of the tax year following the tax year in which Executive remits payment of the applicable Excise Taxes to the applicable government taxing authority.

IN WITNESS WHEREOF, the parties hereto have executed this Executive Employment Agreement as of the day and year set forth above.

NANTKWEST, INC.

/s/ Barry J. Simon
By: Barry J. Simon, M.D.
Its: President & Chief Operating Officer

EXECUTIVE

/s/ Patrick Soon-Shiong
Name: Patrick Soon-Shiong, M.D.

Exhibit A

NANTKWEST, INC.

CONFIDENTIALITY, NON-SOLICITATION AND ASSIGNMENT OF COMPANY

INVENTIONS AGREEMENT

This Employee Confidentiality, Non-Solicitation and Assignment of Company Inventions Agreement (this “Agreement”) is made and entered into as of May 22, 2015 (the “Effective Date”) by and between Patrick Soon-Shiong, an individual (“Employee”), and NantKwest, Inc., a Delaware corporation (the “Company”).

RECITALS

WHEREAS, as part of Employee’s employment with the Company (which includes any period of time that Employee is classified as an employee or a consultant of the Company), Employee has been or will be exposed to or provided with trade secrets and/or proprietary and confidential information relating to the operation of the Company’s business and its clients or customers;

WHEREAS, in connection with the execution of this Agreement, Employee has executed an Executive Employment Agreement effective as of March 24, 2015 (the “Employment Agreement”). Capitalized terms used in this Agreement but not otherwise defined shall have the meanings given to them in the Employment Agreement;

WHEREAS, Employee understands and acknowledges that the Company has developed and uses and will be developing and using Confidential Information (as defined below) in connection with its business. This Confidential Information was developed and will be developed by the Company at great expense and constitutes, among other things, trade secrets of Company. To safeguard this Confidential Information, the Company has instituted policies and procedures to protect such Confidential Information. Because Employee will come into contact with the Confidential Information over the course of his employment with the Company, he shall be under a duty to protect such Confidential Information from unauthorized disclosure or use;

WHEREAS, “Confidential Information” means any information, materials and data of the Company that have been created, discovered, developed, enhanced or modified by the Company or that have otherwise become known or provided to the Company (including, without limitation, information created, discovered, developed, enhanced and/or modified by Employee as part of Employee’s employment or arising directly out of Employee’s retention as an employee by the Company), and/or in which property rights have been assigned or otherwise conveyed to the Company, in each case which information has commercial value in the business in which the Company is engaged and/or which gives the Company an opportunity to obtain an advantage over competitors who do not know or use it, including, information, materials and data related to: (i) current or potential trade names, trademarks, service marks, graphics and logos; (ii) the identities of any customers, buyers, sellers, representatives, corporations, government representatives, organizations, individuals, groups of individuals or any other business sources which the Company has identified, contacted and/or entered into contractual relationships with, in the course of its business, for the sale, supply or provision of products or services by the Company to any such entity (each, a “Customer” and collectively, the “Customers”); (iii) the identities of any lenders, vendors, suppliers, sponsors, consultants, advisors, licensors, licensees, collaborators, strategic partners, joint venturers, joint development partners, corporations, government representatives, organizations, individuals, groups of individuals or any other service providers or business partners which the Company has identified, contacted and/or entered into contractual relationships with, in the course of its business, for the purchase or supply of goods or services from, or to enter into some other business relationship with, any such entity (each, a “Business Partner” and collectively, the “Business Partners”); (iv) information on each Customer of the Company, including any and all contact information, telephone numbers, addresses, facsimile numbers, electronic mail addresses, credit histories, loss histories and/or records relating to such Customer; (v) information on each Business Partner of the Company, including any and all contact information, telephone numbers, addresses, facsimile numbers, electronic mail addresses and similar information; (vi) the Company’s contractual and other business relationships with current or prospective Customers and/or Business Partners; (vii) databases and/or lists containing information concerning a Customer or Customers; (viii) marketing sources and resources; (ix) strategies and distribution techniques; (x) business plans, financial information, Customer and Business Partner data, or other subject matter pertaining to the business of the Company or any of its Customers or Business Partners; (xi) conceptualization, financing, advertising and marketing of the services and business of the Company; and (xii) all other proprietary information or confidential information of the Company and/or information of the Company that otherwise qualifies for protection under any law providing or creating intellectual property rights, including trade secrets. The term “trade secrets,” as used in this Agreement, will be given its broadest possible interpretation under the law of the State of California and will include, anything tangible or intangible or electronically kept or stored, which constitutes, represents, evidences or records or any secret scientific, technical, merchandising, production or management information, or any design, process, procedure, formula, invention, improvement or other confidential or proprietary information or documents. “Confidential Information” shall not include information that: (1) is or becomes part of the public domain through no fault of Employee; (2) is lawfully received by Employee from a third party not under an obligation of confidentiality to the Company; (3) is or was independently developed by Employee without violation of any obligation under this Agreement or the use of or reference to Confidential Information; or (4) is released from confidentiality obligations by the express prior written consent of the Company.

WHEREAS, in connection with Employee’s employment with the Company, Employee may, either solely or in cooperation with others, create Company Inventions (as defined below). All such Company Inventions shall be the sole and exclusive property of Company; and

WHEREAS, “Company Inventions” means all Creative Works (as defined below) conceived, developed or made by Employee, in whole or in part, either alone or with others, during the term of Employee’s employment with the Company that are a product, service or activity directly relating to the Company’s business, including but not limited to, the Company’s proprietary natural killer cell line known as the NK-92 wild type cell line and modifications, derivatives or improvements thereof, aNK technology platform or aNK, haNK or taNK product candidates (but excluding any Creative Works conceived, developed or made by Employee or any of his

Affiliates, in whole or in part, either alone or with others, arising out of, related to or in connection with (i) Outside Activities that have been either listed on Schedule A to the Employment Agreement (as amended from time to time) or disclosed and approved by the Compensation Committee, (ii) the existing agreement between NantCell, Inc. and Sorrento Therapeutics, Inc. (“Sorrento”), except to the extent such Creative Works directly relates to the Company’s NK-92 cell line, aNK technology platform or any related product candidate licensed to Sorrento pursuant to the existing agreement between the Company and Sorrento (but excluding Outside Activities as contemplated by the previous subclause (i)), and (iii) any future collaboration, partnership, licensing or other strategic agreement between the Company and NantCell, Inc. or its or Employee’s Affiliates or between the Company and any other entity listed on Schedule A (as amended from time to time)). “Creative Works” means all original works of authorship, inventions (whether patentable or not), discoveries, inventions, designs, computer software (both object code and source code form), algorithms, programming, scripts, applets and trade secrets, together with any and all tangible or intangible materials or information related to any of the foregoing, that are conceived, developed or made by Employee, in whole or in part, either alone or with others. Creative Works that are not Company Inventions are referred to herein as “Employee Inventions.”

AGREEMENT

In consideration of the foregoing Recitals (which are incorporated herein by reference) and the promises and covenants set forth below, the parties agree as follows:

1. Confidentiality.

a. Confidentiality Obligations. During and after Employee’s employment with the Company, Employee shall:

i. Hold in trust, keep confidential, and not disclose, divulge, disseminate or otherwise communicate to any third party, in any manner whatsoever, any Confidential Information, except to Employee’s agents and advisors with whom Employee enjoys an expectation of confidentiality, or other employees, consultants, brokers, agents, independent contractors or other affiliates of the Company who are entitled to receive or possess such Confidential Information, as and when authorized by the Company;

ii. Refrain from using any Confidential Information for Employee’s own use or for any purpose other than in connection with the performance of Employee’s duties as an employee of the Company;

iii. Refrain in all instances from knowingly attempting to realize unauthorized economic or commercial benefits from all or any portion of the Confidential Information or to attempt to utilize all or any portion of the Confidential Information to circumvent, frustrate or hinder any business plan or opportunity of the Company;

iv. Not cause the transmission, removal, or transport by any means, including electronic means, of Confidential Information outside of the Company, except as otherwise permitted by the Company;

v. Take all reasonable actions to assure proper precautions have been taken to prevent unauthorized access to, or disclosure, loss or destruction of, the Confidential Information; and

vi. Notify the Company in writing of any actual or potential misuse or misappropriation of any Confidential Information of which Employee becomes aware.

b. Property of Company. Employee acknowledges and agrees that all Confidential Information is and shall remain the sole and exclusive property of the Company, and the Company is the sole owner of all rights in connection therewith.

c. Return of Confidential Information. Upon (i) any termination of Employee’s employment with the Company, or (ii) at any time upon the Company’s request, Employee shall promptly destroy or deliver and return to the Company all Confidential Information in Employee’s possession or control, including, any and all software, data, memoranda, notes, electronic mail, records, and other documents, electronic or otherwise, including all copies thereof, as well as any other property of the Company that was furnished by the Company to Employee or developed or produced by Employee directly in connection with Employee’s employment with the Company; provided, however, that Employee’s legal counsel shall be entitled to retain one (1) copy of the Confidential Information for the sole purpose of determining the parties’ obligations hereunder.

d. Exceptions. Notwithstanding anything in this Agreement to the contrary, Employee shall not be liable for disclosure of any Confidential Information if such Confidential Information is: (i) disclosed with the prior written consent of the Company; (ii) disclosed to a third party by the Company without restrictions similar to those contained in this Agreement; or (iii) subject to Section 5 below, is disclosed pursuant to the requirement of a court, administrative agency or other governmental body, or is disclosed pursuant to any applicable law, rule or regulation; provided, however, that Employee notifies the Company in advance of such disclosure requirement and the Company is given a reasonable opportunity to intervene.

2. Disclosure of Company Inventions. Employee agrees to disclose promptly and fully in writing to Employee’s immediate supervisor or other person(s) designated by the Company to receive such disclosures, all Company Inventions, current or proposed.

3. Ownership of Company Inventions.

a. Copyrights. In addition to the rights granted by Employee to the Company elsewhere in this Agreement, the following interests in copyright shall vest in Company:

All Company Inventions that are first created and prepared by Employee under this Agreement that are encompassed by the definition of a “work made for hire” under 17 U.S.C. § 101 of the U.S. Copyright Act of 1976 will be considered a “work made for hire,” and the Company will be deemed the sole author and owner of all copyrights in any such works. For the avoidance of doubt, this section does not apply to any Creative Works that do not constitute Company Inventions.

With respect to all Company Inventions that are first created and prepared by Employee under this Agreement that are not covered by the definition of a “work made for hire” under 17 U.S.C. § 101 of the U.S. Copyright Act of 1976, such that Employee would be regarded as the copyright author and owner, Employee agrees to, and hereby does, assign and transfer to the Company Employee’s entire right, title, and interest in and to such works, including all rights in the nature of the patent, copyright, trade secret or other intellectual property or proprietary rights therein. For the avoidance of doubt, this section does not apply to any Creative Works that do not constitute Company Inventions.

b. Other Proprietary Rights. In addition to the rights granted by Employee to the Company elsewhere in this Agreement, Employee agrees to, and hereby does, assign and transfer to the Company, and agrees that the Company shall be the sole and exclusive owner of, all Company Inventions, including all patent rights, know-how, trade secrets, confidential information, and any other intellectual property rights arising therefrom or related thereto in each case recognized in the United States, any foreign jurisdiction or under any international treaty regime. The Company shall have the right to use all Company Inventions, whether original or derivative, in any manner whatsoever.

c. Effectuating Company’s Rights. Employee agrees, during Employee’s employment with the Company and at any time thereafter, to execute any written documents necessary to effectuate the assignment to the Company of any and all Company Inventions to which the Company is entitled as provided in this Agreement, and to execute all papers and perform any other lawful acts requested by the Company for the preparation, prosecution, procurement, and maintenance of any trademark, copyright, patent and/or other intellectual property or other proprietary rights in and for the Company Inventions, and will execute all papers and perform any other lawful acts necessary to vest title in the Company to the Company Inventions, and all intellectual property and/or proprietary rights therein, including, but not limited to, all trademarks, copyrights, and patents. In the event that the Company is unable for any reason to secure Employee’s signature to any document relating to the Company Inventions that the Company requests Employee to execute under this Section 3, Employee hereby irrevocably designates and appoints the Company and the Company’s duly designated authorized officers and agents as Employee’s agents and attorneys-in-fact to act for and on Employee’s behalf and, instead of Employee, to execute such document and to file such application and to do all other lawfully permitted acts with the same legal force and effect as if executed by Employee with respect to such Company Inventions. Employee agrees that he will not be entitled to any compensation in addition to any salary or commissions, provided in connection with his employment with the Company, for providing any of the services in this Section III, but Employee shall be reimbursed for actual expenses incurred in rendering the services.

d. Non-Assignable Rights. To the extent, if any, that any intellectual property rights in the Company Inventions are not assignable or that, notwithstanding Section 3(c) above, Employee for any reason retains any right, title or interest in and to any Company Inventions, Employee: (i) unconditionally and irrevocably waives the enforcement of such rights, and all claims and causes of action of any kind against the Company with respect to such rights; (ii) agrees, at the Company’s request and expense, to consent to and join in any action to enforce such rights; and (iii) hereby grants to the Company a perpetual, irrevocable, fully paid-up, royalty-free, transferable, sublicensable (through multiple levels of sublicensees), exclusive (even as to Employee), worldwide right and license under such intellectual property rights to use, reproduce, distribute, display and perform (whether publicly or otherwise), prepare derivative works of and otherwise modify, make, sell, offer to sell, import and otherwise use and exploit (and have others exercise such rights on behalf of the Company) all or any portion of such Company Inventions. The license granted herein shall commence on creation of the Company Inventions and shall continue in perpetuity and without regard to the term of this Agreement or the term of Employee’s employment with the Company. Employee hereby waives and quitclaims to the Company any and all claims, of any nature whatsoever, which Employee now or may hereafter have for infringement of any rights in the Company Inventions assigned hereunder to the Company.

e. Obligation to Keep Company Informed. During the term of Employee’s employment, Employee will promptly disclose to the Company fully and in writing all Company Inventions.

f. Government or Third Party. Employee hereby agrees to assign all of his right, title and interest in and to any particular Company Invention to a third party, including, without limitation, the United States, as directed by the Company.

g. Employee Inventions. The obligations of Employee set forth in this Section 3 (Ownership of Company Inventions) do not apply to any Employee Inventions and Employee has no obligation to disclose or assign any Employee Inventions to Company. Company expressly acknowledges and agrees that Employee is and shall be the sole and exclusive owner of all Employee Inventions, including all patent rights, know-how, trade secrets, confidential information and any other intellectual property rights arising therefrom or related thereto in each case recognized in the United States, any foreign jurisdiction or under any international treaty regimen. To the extent, if any, that the Company retains any right, title or interest in and to any Employee Inventions, Company: (i) unconditionally and irrevocably waives the enforcement of such rights, and all claims and causes of action of any kind against Employee with respect to such rights; (ii) agrees, at the Employee’s request and expense, to consent to and join in any action to enforce Employee’s rights; and (iii) hereby grants to Employee a perpetual, irrevocable, fully paid-up, royalty-free, transferable, sublicensable (through multiple levels of sublicensees), exclusive (even as to Company), worldwide right and license under such intellectual property rights to use, reproduce, distribute, display and perform (whether publicly or otherwise), prepare derivative works of and otherwise modify, make, sell, offer to sell, import and otherwise use and exploit (and have others exercise such rights on behalf of Employee) all or any portion of such Employee Inventions. The licenses granted herein shall commence on creation of each applicable Employee Invention and shall continue in perpetuity and without regard to the term of this Agreement or Employee’s employment with the Company. The Company hereby waives and quitclaims to Employee any and all claims, of any nature whatsoever, which Company now or may hereafter have for infringement of any rights in the Employee Inventions assigned to Employee hereunder. Without limiting the generality of the foregoing, a written notification to the Employee of Labor Code § 2870 is attached hereto as Exhibit A. In the event of any dispute whether a Creative Work is a Company Invention or an Employee Invention, the Company shall have the burden of proof to establish that the Creative Work is a Company Invention.

4. Equitable Remedies. The parties recognize that irreparable injury will result if either party breaches any provision of this Agreement, and each of Company and Employee agree that if a party should engage, or directly cause any other person or entity to engage, in any act in violation of any provision of this Agreement, then the other party shall be entitled, in addition to any other remedies, damages and relief as may be available under applicable law, to seek an injunction prohibiting the violating party from engaging in any such act or specifically enforcing this Agreement, as the case may be. It is understood and agreed that no failure or delay by an enforcing party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege under this Agreement.

5. Notice Regarding Compelled Disclosure. In the event that Employee is requested pursuant to or required by applicable law or regulation or by legal process to disclose any Confidential Information, Employee shall provide the Company with prompt notice of such request(s) to enable the Company to seek an appropriate protective order or pursue other authorized procedures to challenge the attempt to compel disclosure. Employee shall cooperate with the Company, at the Company’s expense, in its efforts to challenge such compelled disclosure.

Notwithstanding anything herein to the contrary, nothing in this Agreement shall be construed to prohibit Employee from reporting possible violations of federal or state law or regulations to any governmental agency or self-regulatory organization, or making other disclosures that are protected under whistleblower or other provisions of any applicable federal or state law or regulations. Employee does not need the prior authorization of the Company or the Company’s legal department to make any such reports or disclosures and Employee is not required to notify the Company that he made such reports or disclosures.

6. Non-Solicitation.

a. During Engagement with the Company.

Acknowledgment. During Employee’s employment with the Company, the Company will provide Employee with resources, including, access to the Confidential Information of the Company, to enable Employee to, among other things, develop, manage, enhance, maintain and/or support business and account relationships with the Company’s current and prospective Customers and/or Business Partners. Employee acknowledges and agrees that such resources are provided at the Company’s expense and that the development, enhancement, maintenance and/or support of such business and account relationships with such Customers and/or Business Partners are solely for the benefit of the Company. Employee further acknowledges and agrees that any business or account relationships with any Customers or Business Partners that Employee develops, manages, enhances, maintains or supports in the course of Employee’s employment with the Company shall constitute Confidential Information and shall be the sole property of the Company.

Non-Solicitation During Employment. Employee agrees that during the term of Employee’s employment with the Company, Employee shall not, either directly or indirectly, on Employee’s own behalf or on behalf of any other person or entity, solicit or induce or attempt to solicit or induce (which shall include, without limitation, any contact or communications in any manner for the purpose of making such a solicitation): (i) any current or prospective Customer of the Company to divert, transfer, withdraw or otherwise take any business from the Company; (ii) without the express prior written consent of the Company, any Business Partner that provides products or services to the Company, or that has entered into a business relationship with the Company, to provide similar products or services to, or to enter into a similar business relationship with, any other individual or entity; or (iii) any employee, consultant, advisor or independent contractor of the Company to terminate his relationship with the Company in order to become an employee, consultant, advisor or independent contractor of or to any other individual or entity.

b. Non-Solicitation Following Termination. Employee agrees and covenants that for one (1) year after the date of termination of Employee’s employment with the Company, Employee shall not, either directly or indirectly, on Employee’s own behalf or on behalf of any other individual or entity, use any Confidential Information (including any trade secrets of the Company) to solicit or induce, or attempt to solicit or induce (which shall include, without limitation, any contact or communications in any manner for the purpose of making such a solicitation): (i) any previous or current Customers that Employee provided services to, either directly or indirectly, and/or any prospective Customers whose identities Employee learned of as a result of or in connection with Employee’s employment with the Company, to divert, transfer, withdraw or otherwise take any business or prospective business from the Company; (ii) without the express prior written consent of the Company, any Business Partner that provides products or services to the Company, or that has entered into a business relationship with the Company, to provide similar products or services to, or to enter into a similar business relationship with, any other person or entity; or (iii) any employee, consultant, advisor or independent contractor of the Company to terminate his relationship with the Company in order to become an employee, consultant, advisor or independent contractor of or to any other person or entity.

c. Protection of Confidential Information. Employee acknowledges and agrees that the purpose of this Section VI is to prevent the intentional and/or inadvertent unlawful use of any Confidential Information, including any and all trade secrets of the Company.

d. General Advertisements. Notwithstanding anything in this Section 6 to the contrary, nothing in this Agreement shall prohibit Employee, either directly or through any affiliated entity, from soliciting or hiring any person who responds to a general advertisement or solicitation, including but not limited to advertisements or solicitations through newspapers, trade publications, periodicals, radio or internet database, or efforts by any recruiting or employment agencies not specifically directed at employees of the Company.

7. No Conflicting Obligation. Employee represents, warrants and covenants that Employee’s performance of all the terms of this Agreement and as an employee of the Company does not and will not breach any agreement to keep in confidence information acquired by Employee in confidence or in trust prior to his employment with the Company. Employee has not entered into, and Employee will not enter into, any agreement, either written or oral, in conflict herewith.

8. Miscellaneous.

a. Entire Agreement; Amendment.

This Agreement and the Employment Agreement being executed by Employee concurrently herewith contain the entire agreement of the parties hereto, supersede all prior agreements, and understandings, whether oral or in writing, if any, relating to the subject matter hereof and may be amended only by written agreement of the parties hereto.

b. Severability. If any provision of this Agreement shall be held or deemed to be, or shall in fact be, invalid, inoperative or unenforceable as applied to any particular case in any jurisdiction or jurisdictions, or in all jurisdictions or in all cases, because of the conflict of any provision with any constitution or statute or rule of public policy or for any other reason, such circumstance shall not have the effect of rendering the provision or provisions in question invalid, inoperative or unenforceable in any other jurisdiction or in any other case of circumstance or of rendering any other provision or provisions herein contained invalid, inoperative or unenforceable to the extent that such other provisions are not themselves actually in conflict with such constitution, statute or rule of public policy, but this Agreement shall be reformed and construed in any such jurisdiction or case as if such invalid, inoperative or unenforceable provision had never been contained herein and such provision reformed so that it would be valid, operative and enforceable to the maximum permitted in such jurisdiction or in such case.

c. Effective Date. This Agreement shall be effective on the Effective Date.

d. Survival. The provisions of Sections 1, 2, 3d, 3g, 5, 6, and 8 shall survive the termination of this Agreement and/or termination of Employee’s employment with the Company.

e. Governing Law; Arbitration; Waiver of Jury Trial. This Agreement and the rights and obligations of the parties hereunder will be construed in accordance with and governed by the law of the State of California without giving effect to the conflict of law principles thereof. If a dispute arises out of or relates to this Agreement, or its breach, and the parties have not been successful in resolving such dispute through negotiation, the parties agree to attempt to resolve the dispute through mediation by submitting the dispute to a sole mediator selected by the parties or, at any time at the option of a party, to mediation by the American Arbitration Association (“AAA”). If not thus resolved, it shall be referred to a sole arbitrator selected by the parties within thirty (30) days of the mediation or, in the absence of such selection, to final and binding arbitration by a sole arbitrator under the AAA Arbitration Rules (“Rules”) in effect on the date of this Agreement. The mediation and arbitration, including arguments and briefs, shall be in the English language in the County of Los Angeles in the State of California. The parties also agree that the arbitrator shall have the power to award any remedies, including attorneys’ fees and costs (including arbitration costs), available under applicable law. The decision of the arbitrator shall be in writing. The arbitrator shall apply the substantive law of the State of California without giving effect to any principles of conflict of laws under the laws of the State of California. Any monetary award by the arbitrator shall be in United States Dollars only. Judgment upon the award rendered in the arbitration may be entered in any court having jurisdiction thereof. Employee and the Company agree that each party shall bear its own expenses (including attorney’s fees) and an equal share of the expenses of the mediator and arbitrator and the fees of the AAA. The parties, their representatives, other participants and the mediator and arbitrator shall hold the existence, content and result of the mediation and arbitration in confidence. Nothing in this section shall be construed to preclude any party from seeking injunctive relief in order to protect its rights pending mediation or arbitration. A request by a party to a court for such injunctive relief shall not be deemed a waiver or violation of the obligation to mediate or arbitrate. If either party seeks injunctive relief, the prevailing party shall be entitled to recover reasonable costs and attorneys’ fees. By agreeing to submit any disputes to arbitration in accordance with this section, each party hereby fully and forever waivers such party’s right to a trial by jury of any such disputes, claims or controversies. In so doing, each party hereby acknowledges and agrees that judgment on any such disputes, claims or controversies submitted to arbitration hereunder may be entered by the neutral arbitrator.

f. Notices. All notices, requests, demands and other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given when received if personally delivered; if sent for next day delivery to a domestic address by recognized overnight delivery service (e.g., Federal Express); and upon receipt, if sent by certified or registered mail, return receipt requested. In each case notice shall be sent to a party at such party’s address set forth on the signature page hereto (or to such other address as a party may have specified by notice given to the other party pursuant to this Section 8f.

g. Attorneys’ Fees and Costs. In any legal action under the Agreement, the prevailing party shall be entitled to recover, in addition to its damages (subject to any limitations stated elsewhere in the Agreement), its reasonable attorneys’ fees, expert witness fees and other ordinary and necessary costs of litigation. Such costs shall include, costs of any legal proceedings brought to enforce a judgment or decree.

h. No Waiver.

No delay or omission by the Company or Employee in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Company or Employee on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

i. Advice of Counsel. Employee acknowledges that, in executing this Agreement, Employee has had the opportunity to seek the advice of independent legal counsel, and has read and understands all of the terms and provisions of this Agreement.

j. Counterparts; Facsimile; PDF. This Agreement may be executed in one or more counterparts, including facsimile and PDF electronic copies, each of which shall be deemed to be an original copy of this Agreement and all of which, when taken together, shall be deemed to constitute one and the same Agreement.

k. Not an Employment Agreement. This Agreement is not an employment agreement and does not confer on the Employee any right to continue as an employee of the Company for any specific term or duration or in any way interfere with the Company’s or the Employee’s right to terminate their employment relationship.

l. Consideration. Employee acknowledges receipt of an offer of employment or continued employment by the Company, and valuable confidential information for the promises Employee has made in this Agreement.

m. Scope of Agreement.

Employee and the Company acknowledge that Employee is involved (both individually and through affiliates) in other entities in the pharmaceutical business. Notwithstanding anything to the contrary herein, including the provisions of Section 3, this Agreement is not intended to apply to, or result in the Company having an assignment of or ownership interest in any Creative Works that do not constitute “Company Inventions” as defined herein.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned, intending to be legally bound, have duly executed this Confidentiality, Non-Solicitation and Assignment of Company Inventions Agreement as of the Effective Date.

EMPLOYEE:

/s/ Patrick Soon-Shiong
Print Name: Patrick Soon-Shiong, M.D.

Address:

COMPANY: NantKwest, Inc., a Delaware corporation

By:	/s/ Barry J. Simon
Print Name: Barry J. Simon, M.D.
Title: President & Chief Operating Officer

SCHEDULE A

Certain Outside Activities

The Company acknowledges and agrees that Executive engages, and will continue to engage, in, both on his own and through one or more of his Affiliates, drug discovery, research, development and commercialization activities for the delivery of next-generation therapeutics, diagnostics and technologies for the treatment of cancer, infectious diseases, inflammation and other critical illnesses. Currently, Employee is conducting Outside Activities on behalf of the following Affiliates (and such Outside Activities include the drug discovery, research, development, commercialization and other activities referenced in or implied by patent applications filed by Executive and/or such Affiliates):

NantBioScience, Inc.

NantCell, Inc.

NantPharma, LLC

NanoCav, LLC

NantOmics, LLC

Immunotherapy NANTibody, LLC

EXHIBIT A

COMPANY’S WRITTEN NOTIFICATION TO EMPLOYEE OF CALIFORNIA LABOR CODE § 2870

In accordance with California Labor Code § 2870, you are hereby notified that this Agreement does not require you to assign to the Company any invention for which no equipment, supplies, facility, or trade secrets of the Company was used, that was developed entirely on your own time, and that does not relate to the business of the Company or to the Company’s actual or demonstrably anticipated research or development or does not result from any work performed by you for the Company. The following is the text of California Labor Code § 2870:

(a) Any provision in an Employment Agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for inventions that either:

(1) Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or

(2) Result from any work performed by the employee for the employer.

(b) To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.